UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to SECTION 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2007

Dyadic International, Inc.
(Exact name of registrant as specified in its charter)

Delaware                        333-102629      45-0486747
(State or other jurisdiction of incorporation)          (Commission File Number)             (IRS Employer Identification No.)

140 Intracoastal Pointe Drive, Suite 404
    Jupiter, Florida  33477
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 743-8333

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 20, 2007, a special committee (the "Special Committee") of the board of directors (the "Board") of Dyadic International, Inc. (the "Company"), acting upon the recommendation of the audit committee (the "Audit Committee") of the Board, authorized the termination for cause by the Company of the employment of Mark A. Emalfarb as the Company's Chief Executive Officer and President under his employment agreement dated as of April 1, 2001, as amended by the first amendment to employment agreement dated as of March 16, 2006. This termination was effectuated on September 24, 2007. Mr. Emalfarb previously terminated his voluntary leave of absence from the Board on September 5, 2007, and remains a director of the Company, although the Company now has requested that Mr. Emalfarb voluntarily resign from the Board immediately.

The Company’s action was taken based upon initial information discovered by management and after an independent investigation was conducted at the direction, and under the supervision, of the Audit Committee (the "Investigation"). The Investigation, carried out by independent legal counsel, revealed that Mr. Emalfarb had willfully concealed facts relating to material operational and financial improprieties at the Company's Asian subsidiaries.

The Special Committee determined, based on the Investigation, that (i) there were no improprieties on the part of any other member of the Company's current active management; and (ii) current active management had made appropriate inquiry regarding the Asian subsidiaries. Therefore, the current senior management consisting of Wayne Moor, interim Chief Executive Officer, Dr. Glenn E. Nedwin, the Company’s Chief Scientific Officer and interim President, Lisa De La Pointe, interim Chief Financial Officer, and Alexander (Sasha) Bondar, Vice President, Strategy & Corporate Development, continue to serve as senior management of the Company.

On September 7, 2007, Harry Z. Rosengart was elected as Chairman of the Board, replacing Mr. Emalfarb who had previously been on a leave of absence. Mr. Rosengart has been on the Board since April 2005.

Item 8.01. Other Events.

As reported in the Company's previously filed Current Reports on Form 8-K dated April 23, 2007 and May 17, 2007, the Company became aware of material operational and financial improprieties at its Asian subsidiaries, through which its Hong Kong and mainland China operations were conducted, following the death of the managing director of its Asian subsidiaries. As a result of the completion of the Investigation into the operations of the Company's Asian subsidiaries, it has been concluded that the Asian subsidiaries' largest purported customer was secretly controlled by the Asian subsidiaries' management, including the deceased managing director. It was determined, among other things, that this purported customer purchased products from the Company's Asian subsidiaries which the purported customer subsequently re-sold on a cash basis to businesses in mainland China, apparently allowing certain of these businesses to avoid Chinese reporting and VAT requirements. The Investigation revealed that former management of the Company and the management of the Asian subsidiaries had willfully concealed facts relating to these material operational and financial improprieties by the Company's Asian subsidiaries. The Company has abandoned its Asian operations because of its concerns over these material operational and financial improprieties.

As previously reported, the Company's financial statements, including those contained in its Annual Report on Form 10-KSB, as previously filed with the Securities and Exchange Commission (the "SEC"), should not be relied upon. The Company is currently in the process of determining the proper accounting treatment to record the effect of abandoning the Asian operations and to be able to issue its Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2007, although there can be no assurances in this regard as to the timing of or the Company's ability to achieve same.

The Company has had discussions and shared the foregoing information with the SEC’s Miami Division of Enforcement.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibit is filed with this report:

Exhibit Number	Description of Exhibit
99.1	Press Release of Dyadic International, Inc. dated September 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYADIC INTERNATIONAL, INC.

Date: September 24, 2007    By:  /s/ Lisa De La Pointe___
Name: Lisa De La Pointe
Title:	Interim Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release of Dyadic International, Inc. dated September 24, 2007